Corindus Vascular Robotics, Inc. 10-K/A

 Exhibit 31.4

CERTIFICATIONS UNDER SECTION 302

I, David W. Long, certify that:

1. I have reviewed this Amendment No. 1 to the annual report on Form 10-K/A of Corindus Vascular Robotics, Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 5, 2016

/s/ David W. Long
David W. Long
Title: Chief Financial Officer (principal accounting and financial officer)